Filed Pursuant to Rule 424(b)(3)

File Number 333-194256

FANTEX, INC.

SUPPLEMENT NO. 4 TO

MARKET-MAKING PROSPECTUS DATED

JULY 18, 2014

THE DATE OF THIS SUPPLEMENT IS October 22, 2014

On October 22, 2014, Fantex, Inc. filed the attached Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2014

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-55204 (Commission File Number)	80-0884134 (IRS Employer Identification Number)

330 Townsend Street, Suite 234
San Francisco, CA 94107
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 592-5950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events.

On October 21, 2014, Fantex, Inc., a Delaware corporation (the “Company”), issued a press release announcing that its Board of Directors declared a dividend of $0.30 per share for its Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Vernon Davis”). The dividend is payable on November 26, 2014 to all Fantex Vernon Davis stockholders of record as of the close of business on November 25, 2014.

A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Exhibit Description

99.1	Press release issued by the Company dated as of October 21, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2014	FANTEX, INC.

	By:	/s/ David Mullin
	Name:	David Mullin
	Title:	Chief Financial Officer

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Exhibit Index

Exhibit No.	Exhibit Description

99.1	Press release issued by the Company dated as of October 21, 2014.

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Exhibit 99.1

Fantex, Inc. Declares Second Cash Dividend For Fantex Vernon Davis

Company Announces $0.30 per Share Dividend Following Davis’

Innovative Partnership With The Levi’s® Brand

SAN FRANCISCO, Calif., October 21, 2014 — Fantex, Inc. announced that its Board of Directors has declared a dividend of $0.30 per share for its Fantex Series Vernon Davis Convertible Tracking Stock (OTC: Ticker VNDSL). The announcement represents the second dividend for Fantex Vernon Davis stockholders and follows news that Vernon Davis has entered into a substantial partnership with the Levi’s® brand.

“We couldn’t be more excited about Vernon Davis as a player or as an individual,” said Fantex, Inc. co-founder and CEO Buck French. “Vernon has always been about transformation and reinvention, making a partnership with the iconic Levi’s® brand a perfect fit.”

A Pro-Bowl tight end for the San Francisco 49ers, Mr. Davis is known as a trailblazer both on and off the field. Last week, the Levi’s® brand announced Mr. Davis has joined the company as an ambassador. In addition to embracing Levi’s® apparel as part of his personal wardrobe, Mr. Davis will also provide creative input on some Levi’s® brand products by sharing his unique insight into style and fit preferences of athletes and sports fans alike.

On August 18, Fantex, Inc. paid a dividend of $0.70 per share to stockholders of Fantex Vernon Davis, marking the first time Fantex, Inc. had paid a dividend to the stockholders of one of its tracking stocks. Fantex, Inc. tracking stocks are tied to the cash flows of a professional athlete’s brand.  Following the payment of the divided announced today, Fantex, Inc. will have paid dividends totaling $1.00 per share to Fantex Vernon Davis stockholders since the completion of the security’s initial public offering in April 2014.

In advance of Black Friday, the newly announced dividend will be payable on November 26, 2014 to all Fantex Vernon Davis shareholders of record as of the close of business on November 25, 2014.

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About Fantex, Inc.

Based in San Francisco, Fantex Holdings, Inc. serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services, LLC. Fantex, Inc., is a brand building company that purchases a minority interest in an athlete’s brand and works to increase the value of that brand. In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand. Fantex Brokerage Services, LLC is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.